Exhibit 99


               National Lampoon Announces Board Change


    LOS ANGELES--(BUSINESS WIRE)--Oct. 19, 2006--National Lampoon, Inc. (AMEX:NLN) today announced the resignation of Mr. Ron Berger from its board of directors and the appointment to the board of directors of Mr. Duncan Murray.

    "Ron Berger was a valued member of our board and company and we are disappointed to see him go," stated Daniel Laikin, Chief Executive Officer. "We wish him the best of luck in his future endeavors."

    Mr. Murray was previously associated with National Lampoon when he served as its Vice President of Marketing from August 1986 through January of 2003. More information about Mr. Murray may be found in the Current Report on Form 8-K filed by National Lampoon on October 19, 2006.

    About National Lampoon:

    National Lampoon, Inc. is active in a broad array of entertainment segments, including feature films, television programming, home video, audio CDs and book publishing. The National Lampoon College Network serves colleges and universities throughout the United States. In addition, the Company operates a humor website, www.nationallampoon.com; National Lampoon's TogaTV.com, a broadband distribution channel; and the National Lampoon Humor Network, an online network of humor and college lifestyle websites. The Company has four operating divisions: National Lampoon Network, Entertainment Division, Publishing Division, and Licensing Division.

    Forward-looking Statements

    This press release contains forward-looking statements which are based on the Company's current expectations, forecasts, and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts, and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.



    CONTACT: National Lampoon, Inc.
             Daniel Laikin, 310-474-5252